UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 25, 2008 (August 18, 2008)

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Bahnhofstrasse 9
6341 Baar, Switzerland
(Address of principal executive offices) (Zip code)
+41 (44) 718 10 32
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 19, 2008, we entered into a Letter Agreement with Santos International Operations Pty. Ltd. (“Santos”), a subsidiary of Santos Limited, which amends our Farm-In Agreement, dated October 4, 2006, with Santos.  The Letter Agreement accelerates the commencement of the Phase 2 Work Program as set out in the Farmin Agreement.  This report on Form 8-K sets summarizes the Farmin Agreement with Santos and then describes how that Farmin Agreement has been amended by the Letter Agreement.

Additionally, on August 18, 2008, we entered into a Loan Agreement pursuant to which we borrowed $2 million.

The Farmin Agreement

Prior to October 2006, we held a 90% interest in South Petroleum Company (“South Petroleum”).  South Petroleum holds five exploration licenses in the Kyrgyz Republic that, upon the occurrence of various events related to exploration on those licenses, can be converted into exploitation licenses.

On October 4, 2006, we agreed to sell a 70% interest in South Petroleum to Santos. We sold the 70% interest in South Petroleum in exchange for an upfront cash payment of $4 million, our agreement to write off $905,939 in debt owed to us from South Petroleum and the agreement of Santos to fund and carry out petroleum exploration and appraisal activities as detailed in a two phase Work Program set out in a Farm-In Agreement signed with Santos (the “Farm-In Agreement”). There are no restrictions on how we utilize the $4 million cash payment from Santos.  The overall expenditures by Santos for Work Program Phase 1 ($11.5 million) and Phase 2 ($42 million) is $53.5 million. Santos will be responsible for general administration and office overhead costs that will be incurred by Santos in undertaking the Phase 1 and Phase 2 Work Programs estimated at $1,000,000 per year, and these expenses will not be part of the $53.5 million in exploration and development expenditures incurred by Santos for Phase 1 and Phase 2 Work Programs. Further details on the Work Programs are as follows:

•
The operations of the Phase 1 Work Program include the undertaking of geological studies at an estimated cost of $500,000, the reprocessing of up to 5,000 kilometers of 2D seismic, if available and of high enough quality, at an estimated expenditure of $1,000,000 and the acquisition and processing of either 1,000 kilometers of 2D seismic or a combination of 2D seismic and 3D seismic, up to a maximum expenditure of $10,000,000. Santos has until October 4, 2009 to complete the Phase 1 Work Program. Although there are no penalties to Santos if it does not start the program in the allotted time frame. Within 60 days of the completion of the Phase 1 Work Program, Santos may withdraw from the Farm-In Agreement.

•
The operations in the Phase 2 Work Program include the drilling of three exploration and three appraisal wells with a maximum expenditure of $7,000,000 per well. In the event Santos spends in excess of $43 million on the exploration and appraisal wells, we are required to pay 30% of the excess expenditure. Santos will consult with, and endeavor to reach agreement with, us on the location of the wells to be drilled in the Phase 2 Work Program.  In the event that we are unable to agree on any such location, Santos will have the right to determine that location. Santos will use its best efforts to commence the drilling of the first exploration well in the Phase 2 Work Program as soon as practicable after the commencement of Phase 2 Work Period (and in any event by no later than twelve months after that commencement) and commence the drilling of the second exploration well in the Phase 2 Work Program by not later than twelve months following the completion of the drilling of the first exploration well. There is no penalty if Santos does not meet the scheduled time table. Within 60 days of the completion of the drilling of the second exploration well, Santos may withdraw from the Farm-In Agreement.

Letter Agreement Amending the Farmin Agreement

Under the Farmin Agreement, Santos could only enter into the Phase 2 Work Program at the end of the Phase 1 Work Program.  The Letter Agreement accelerates the start date of the Phase 2 Work Program to October 1, 2008 and allows Santos to carry out the Phase 2 Work Program simultaneously with the completion of the Phase 1 Work Program.  As a result, Santos will commence the Phase 2 Work Program on October 1, 2008.

Loan Agreement

On August 18, 2008, we completed the issuance of convertible debentures (the “Debentures”) with a two-year term.  The Debentures are in a principal amount of $2,000,000 and carry a per annum interest rate of 8% payable annually on the first business day of December.  In addition to the interest payable under the Debentures, the Debenture holders will obtain an interest in 8% of our interest in our operations in Mongolia related to the lots 13 and 14 without having to undertake any of the obligations of work programs connected to those lots.

The principal and any accrued but unpaid interest on the Debentures are convertible, in whole or in part, at the option of the holders if we conduct a public offering.  In the event of a conversion, the conversion price will be the per share price in the public offering.

The Debentures are secured by our assets in the Kyrgyz Republic.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02 Unregistered Sale of Equity Securities

On August 18, 2008, we completed an issuance of Debentures to an investor in the principal amount of $2,000,000.  Upon certain events, the Debentures are convertible into shares of our common stock at a conversion price that will equal the per share price of any future public offering.  The Debentures were issued to four non-US persons relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S and/or Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1                                Form of Loan Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

Date:  August 25, 2008

By:           /s/ Thomsa Flottmann
Name:      Thomas Flottmann
Title:        Chief Executive Officer